UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 18, 2010

ATC Technology Corporation
(Exact name of registrant as specified in its charter)

Delaware	0-21803	95-4486486
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1400 Opus Place, Suite 600, Downers Grove, IL	60515
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (630) 271-8100

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☑ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Merger Agreement

On July 18, 2010, ATC Technology Corporation, a Delaware corporation (the “Company”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Genco Distribution System, Inc., a Pennsylvania corporation (“Parent”), and Transformers Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”).

The Merger Agreement provides that, upon the terms and subject to the conditions set forth in the Merger Agreement, Merger Sub will merge with and into the Company (the “Merger”) with the Company continuing as the surviving corporation and a wholly-owned subsidiary of Parent. As of the effective time of the Merger, each issued and outstanding share of common stock of the Company will be canceled and converted into the right to receive $25 in cash, without interest (the “Merger Consideration”).

Consummation of the Merger is subject to various conditions, including availability of the debt and equity financings described below, adoption of the Merger Agreement by the holders of a majority of the Company’s outstanding shares of common stock, expiration or termination of applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, and other customary closing conditions. The parties expect to close the transaction during the fourth quarter of 2010.

Parent has advised the Company that it intends to finance the acquisition through the application of  proceeds of approximately $125 million from the sale of Parent shares to affiliates of Greenbriar Equity Group LLC (“Greenbriar”) and from borrowings under a new $450 million line of credit to be extended to Parent by PNC Bank, National Association (“PNC Bank”), and Wells Fargo Bank, N.A. (“Wells Fargo”) and through the application of cash on hand.  Parent has entered into a definitive stock purchase agreement with affiliates of Greenbriar providing for the foregoing equity financing, subject to the availability of the contemplated debt financing and the concurrent completion of the Merger

Parent has also entered into a commitment letter with PNC Bank and Wells Fargo providing for the foregoing debt financing.  Consummation of this debt financing will be subject to customary conditions, including the concurrent completion of the Merger, the continued accuracy of representations made with respect to the respective businesses and consolidated financial condition of Parent and the Company, the absence of a material adverse change in the respective businesses and consolidated financial condition of Parent and the Company and the negotiation and execution of definitive credit documentation with such lenders.  The commitment of PNC Bank and Wells Fargo is underwritten and therefore not subject to syndication of the credit facility with other financial institutions.

The Company has made various representations and warranties and agreed to certain covenants in the Merger Agreement, including covenants relating to the Company’s conduct of its business between the date of the Merger Agreement and the closing of the Merger transaction.

Under the Merger Agreement, the Company and its advisors are permitted to actively solicit alternative acquisition proposals from third parties until 11:59 p.m., New York City time, on August 17, 2010.  After that date, the Company is not permitted to solicit or enter into discussions relating to alternative acquisition proposals, except in limited circumstances to permit the board of directors of the Company to comply with its fiduciary duties under applicable law, and may only respond to certain unsolicited proposals prior to obtaining Company stockholder approval.  If the Company’s board of directors accepts a superior proposal or withdraws its recommendation to the Company stockholders in favor of the Merger, the Merger Agreement would be terminated and the Company would be obligated to pay a termination fee. The Company’s ability to terminate to accept a superior proposal is subject to a matching right in favor of Parent

The Merger Agreement contains certain termination rights for both the Company and Parent. The Merger Agreement provides that, upon termination based on the Company entering into an agreement implementing a superior proposal prior to August 17, 2010, the Company would be required to pay Parent a $15,000,000 termination fee.  Upon termination based on the Company entering into an agreement implementing a superior proposal after August 17, 2010, the Company would be required to pay Parent a $20,000,000 termination fee.  The Merger Agreement further provides that, upon termination resulting solely from the failure of Parent to obtain financing sufficient to pay the Merger Consideration, the fees and expenses payable under the Merger Agreement and certain other amounts, Parent would be required to pay the Company $2,000,000 intended to reimburse it for its expenses.

The Merger Agreement has been approved unanimously by the Board of Directors of the Company after consultation with legal and financial advisors, and the Board has resolved to recommend that the stockholders of the Company vote in favor of the adoption and approval of the Merger Agreement and the transactions contemplated therein.

The foregoing description of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, which is attached hereto as Exhibit 2.1, and is incorporated herein by reference.

The Merger Agreement has been included to provide investors and security holders with information regarding its terms. It is not intended to provide any other factual information about the Company. The representations, warranties and covenants contained in the Merger Agreement are the product of negotiations among the parties thereto and are solely for the benefit of Parent and Merger Sub.  Any inaccuracies in such representations and warranties are subject to waiver by the parties to the Merger Agreement and are qualified by a confidential disclosure letter containing non-public information and made for the purposes of allocating contractual risk between the parties instead of establishing these matters as facts.  Consequently, the Company’s representations and warranties in the Merger Agreement may not be relied upon by Persons other than the parties thereto as characterizations of actual facts or circumstances as of the date of the Merger Agreement or as of any other date, nor may they be relied upon by the Company’s stockholders in making the decision to approve and authorize the Merger Agreement and the transactions expressly contemplated by this Agreement.  The Merger Agreement may only be enforced by Parent and Merger Sub.  Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be reflected fully in the Company’s public disclosures.

Item 8.01	Other Events.

On July 19, 2010, the Company issued a press release relating to the Merger Agreement. A copy of the press release is attached hereto as Exhibit 99.

Forward-Looking Statements

This Current Report and the exhibits attached herewith contain various “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 regarding the proposed acquisition of the Company by Parent and the risks and uncertainties related to the occurrence of future events. These forward-looking statements are based on management’s current expectations, assumptions, estimates and projections about the current economic environment, the Company and its industry.  Certain factors that could cause actual events not to occur as expressed in the forward-looking statement include, but are not limited to, (i) the failure to obtain the necessary approval by the Company’s stockholders, (ii) antitrust clearance in a timely manner or at all and (iii) the satisfaction of various other closing conditions contained in the definitive merger agreement.  Other potential risks and uncertainties are discussed in the Company’s reports and other documents filed with the SEC from time to time.  The Company assumes no obligation to update the forward-looking information.  Such forward-looking statements are based upon many estimates and assumptions and are inherently subject to significant economic and competitive uncertainties and contingencies, many of which are beyond the control of the Company’s management.  Inclusion of such forward-looking statements herein should not be regarded as a representation by the Company that the statements will prove to be correct.

IMPORTANT ADDITIONAL INFORMATION WILL BE FILED WITH THE SEC

In connection with the proposed acquisition by Parent, the Company intends to file a proxy statement and other relevant documents concerning the transaction with the SEC. STOCKHOLDERS OF THE COMPANY ARE URGED TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE TRANSACTION.

Investors and security holders will be able to obtain free copies of the proxy statement and other documents filed with the SEC by the Company through the web site maintained by the SEC at www.sec.gov. Free copies of the proxy statement, when available, and the Company’s other filings with the SEC also may be obtained from the Company. Free copies of the Company’s filings may be obtained by directing a request to the Investor Relations Department at the Company’s. website at www.goatc.com, when they become available.

The Company and its directors and executive officers, may be deemed to be participants in the solicitation of proxies from the Company’s stockholders with respect to the transactions contemplated by the definitive agreement between Parent and the Company. Information regarding the Company’s directors and executive officers is contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009 and its definitive proxy statement filed with the SEC on April 28, 2010, as amended, for its 2010 Annual Meeting of Stockholders, which are filed with the SEC. As of April 28, 2010, the Company’s directors and executive officers beneficially owned (as calculated in accordance with SEC Rule 13d-3) approximately 809,418 shares, or 3.9%, of the Company’s common stock. You can obtain free copies of these documents from the Company using the contact information set forth above. Additional information regarding interests of such participants will be included in the proxy statement that will be filed with the SEC and available free of charge as indicated above.

Item 9.01	Financial Statements and Exhibits.

     (d) Exhibits

Exhibit
Number	Reference

2.1	Agreement and Plan of Merger, dated as of July 18, 2010, by and among the Company, Parent, and Merger Sub.*

99	Press Release issued by the Company on July 19, 2010.

*	Schedules and exhibits omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company agrees to furnish supplementally a copy of any omitted schedule to the SEC upon request.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

ATC TECHNOLOGY CORPORATION
Registrant
	By:	/s/ Joseph Salamunovich
Joseph Salamunovich
July 19, 2010		Vice President

EXHIBIT INDEX

Exhibit
Number	Reference

2.1	Agreement and Plan of Merger, dated as of July 18, 2010, by and among the Company, Parent, and Merger Sub.*

99	Press Release issued by the Company on July 19, 2010.

*	Schedules and exhibits omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company agrees to furnish supplementally a copy of any omitted schedule to the SEC upon request.